Exhibit 11

                              DATAWORKS CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                               THREE MONTHS ENDED          SIX MONTHS ENDED
                                                    JUNE 30,                   JUNE 30,
                                              --------------------      --------------------
                                               1997         1996         1997         1996
                                              -------      -------      -------      -------

Primary:
Average shares outstanding                     10,099        7,684       10,062        7,621
Net effect of dilutive stock  options -
based on the treasury stock method using
average market price                              368          493          403          536
                                              -------      -------      -------      -------
Totals                                         10,467        8,177       10,465        8,157
                                              =======      =======      =======      =======
Net income                                    $ 1,003      $ 1,229      $ 2,963      $ 2,163
                                              =======      =======      =======      =======
Per share information:
   Net income
                                              $   .10      $   .15      $   .28      $   .27
                                              =======      =======      =======      =======



Fully dilutive effect of stock options on per share amounts for the three and six month periods ended June 30, 1997 and 1996, has not been presented since any reduction of less than 3% in the aggregate need not be considered as dilution.